Exhibit 99.1
(WPS Resources Corporation Letterhead)

NEWS RELEASE

For Immediate Release: July 3, 2006	Contact: Joseph P. O’Leary Senior Vice President and Chief Financial Officer WPS Resources Corporation (920) 433-1463

WPS Resources Corporation Completes Purchase of
Minnesota Natural Gas Distribution Operations

Green Bay, WI - In a major expansion of its natural gas distribution business, WPS Resources Corporation (NYSE: WPS) today announced that it has completed the acquisition of natural gas distribution operations in Minnesota from Aquila, Inc. (NYSE: ILA). The addition of regulated natural gas distribution operations in a jurisdiction complementary to WPS Resources’ existing regulated electric and natural gas operations in Wisconsin and Michigan will transition WPS Resources to a larger, stronger regional energy company.

“We are excited about completing this acquisition in less than ten months of the announcement and bringing these high quality assets and people into the WPS organization,” said Larry Weyers, Chairman, President, and CEO of WPS Resources. “This acquisition is a great strategic fit with our existing operations given the geographic and operational profile of our combined asset base. We are building the scale and scope of our regulated operations as we move into Minnesota. Natural gas distribution is a core business for us. All aspects relating to the acquisition and integration of these operations remain on schedule. This is an opportunity for our company to deliver on our commitment of providing value to our customers, employees, and shareholders.”

Weyers said that WPS Resources will welcome the 226 Minnesota employees into its existing ranks of 3,127 employees.

The Transaction

Under the terms of the agreement, which was announced on September 21, 2005, WPS Resources paid total cash consideration of approximately $333 million for Aquila’s natural gas distribution operations in Minnesota including estimated closing adjustments relating primarily to working capital of approximately $45 million. The transaction is subject to post-closing adjustments to true up the estimated closing adjustments after the closing date when final accounting data is available. Under WPS Resources’ corporate structure, the assets will be owned and operated by WPS Resources’ wholly owned subsidiary, Minnesota Energy Resources Corporation.

July 3, 2006

Permanent financing for this acquisition and the recently completed acquisition of Aquila’s natural gas distribution operations in Michigan is expected to be issued later this year and is anticipated to include a combination of hybrid securities, common equity, and long-term debt. WPS Resources also anticipates maintaining its current dividend policy and its investment grade credit ratings.

The acquisition required the approval of the Minnesota Public Utilities Commission, which was granted on June 2, 2006.

About the Acquired Natural Gas Distribution Operations

The Minnesota natural gas distribution operations provide gas distribution service to about 200,000 customers throughout the state in 165 cities and communities including Grand Rapids, Pine City, Rochester, and Dakota County. Annual natural gas throughput is approximately 76.1 billion cubic feet per year. The assets operate under a cost-of-service environment and are currently allowed an 11.71% authorized return on equity on a 50% equity component of the regulatory capital structure.

Charles A. Cloninger is President of Minnesota Energy Resources Corporation. He was formerly Assistant Vice President - Operations and Engineering of Wisconsin Public Service Corporation, a WPS Resources electric and natural gas subsidiary operating in northeast and central Wisconsin and an adjacent portion of Upper Michigan.

With the acquisition of the Minnesota assets, WPS Resources will serve roughly 666,000 natural gas customers through its regulated utilities with annual natural gas throughput of 188.5 billion cubic feet. WPS Resources already serves more than 476,000 electric customers through its regulated electric utilities.

For new Minnesota customers, the transition to WPS Resources will be nearly seamless. Billing and call center functions will be handled by Alliance Data Systems Corporation, a $1.5 billion provider of transaction services, credit services, and marketing services.

The Minnesota natural gas distribution operations are attractive regulated assets in a growing Midwest region that supports WPS Resources’ focus on high quality regulated investments. Owning multi-state operations enhances regulatory diversification and affords an opportunity to deploy best practices within the new asset base. The addition of these assets makes WPS Resources a stronger regional energy company.

Financial Advisor

J. P. Morgan Securities Inc. acted as exclusive financial adviser to WPS Resources and provided a fairness opinion in connection with the transaction.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they do not relate strictly to historical or current facts and often include words such as “anticipate,”

July 3, 2006

“expect,” “intend” and other similar words. Forward-looking statements are beyond the ability of WPS Resources to control and, in many cases, WPS Resources cannot predict what factors would cause actual results to differ materially from those indicated by forward-looking statements. Please see WPS Resources’ periodic reports filed with the Securities and Exchange Commission (including its 10-K and 10-Qs) for a listing of certain factors that could cause actual results to differ materially from those contained in forward-looking statements.

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About WPS Resources Corporation

WPS Resources Corporation (NYSE: WPS), based in Green Bay, Wisconsin, is a holding company with five major subsidiaries providing electric and natural gas energy and related services in both regulated and nonregulated energy markets. Its largest subsidiary is Wisconsin Public Service Corporation, a regulated electric and natural gas utility serving northeastern Wisconsin and a portion of Michigan's Upper Peninsula. Wisconsin Public Service serves more than 425,000 electric customers and 308,000 natural gas customers. Another subsidiary, Upper Peninsula Power Company, is a regulated electric utility serving Michigan's Upper Peninsula. Upper Peninsula Power serves approximately 52,000 electric customers. Michigan Gas Utilities Corporation is a regulated natural gas utility serving 161,000 customers in lower Michigan. Minnesota Energy Services Corporation is a regulated natural gas utility serving more than 200,000 customers throughout Minnesota.

WPS Resources' major nonregulated subsidiary consists of WPS Energy Services, Inc., a diversified nonregulated energy supply and services company serving commercial, industrial and wholesale customers and aggregated groups of residential customers. Its principal market is the northeast quadrant of the United States and adjacent portions of Canada. Its principal operations are in Illinois, Maine, Michigan, Ohio, Texas, Virginia, and Wisconsin in the United States and Alberta, Ontario, and Quebec in Canada. WPS Energy Services also owns and/or operates nonregulated electric generation facilities in Wisconsin, Maine, Pennsylvania, New York, and New Brunswick, Canada; steam production facilities in Arkansas and Oregon; a partial interest in a synthetic fuel processing facility in Kentucky, and steam production facilities located in Arkansas and Oregon.